Exhibit 10.43

BED BATH & BEYOND INC.

COMPENSATION RECOUPMENT POLICY

January 2021

A.PURPOSE

The Board of Directors (the “Board”) of Bed Bath & Beyond Inc. (the “Corporation”) has established this policy on the recovery and forfeiture of compensation (as has been and may be amended from time to time, this “Policy”) to appropriately align the interests of certain senior executives of the Corporation with those of the Corporation and to create and maintain a culture that emphasizes integrity and accountability.

B.ADMINISTRATION

This Policy shall be administered by the Board, or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final, binding and conclusive on all affected individuals.

C.INDIVIDUALS SUBJECT TO RECOUPMENT POLICY

This Policy shall apply to (i) any current or former executive officer (as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)), and (ii) such other senior executives of the Corporation who may from time to time be deemed subject to this Policy by the Board, in its sole discretion, or as may be required under Exchange Act Section 10D (each, a “Covered Executive”).

D.COVERED COMPENSATION

As amended, this Policy shall apply to all incentive-based cash and equity compensation grants awarded to a Covered Executive on or after February 1, 2021, or that vest or are paid out on or after February 1, 2021 (even if awarded prior to such date), including, without limitation, annual bonuses and other short- and long-term cash incentives, stock options, restricted stock, restricted stock units, performance shares, and performance share units (“Covered Compensation”). Except as described in the preceding sentence, Covered Compensation paid or awarded to a Covered Executive prior to February 1, 2021 shall be subject to the prior version of this Policy contained in the Corporation’s Corporate Governance Guidelines.

E.EXCESS INCENTIVE COMPENSATION

The term “Excess Incentive Compensation” shall mean the portion of a Covered Executive’s Covered Compensation for the relevant period that exceeded the amount that would have been received by the Covered Executive based on the restated financial results or the corrected level of performance goal achievement.

F.RECOVERABLE COMPENSATION

The term Recoverable Compensation shall mean the maximum amount of Covered Compensation that the Corporation, in its sole discretion, may recoup from a Covered Executive under Section 8(b).

G.COVERED EVENTS

The following events shall constitute “Covered Events” for purposes of this Policy:

a)Restatement of Financials; Error in Calculation of Results/Payout. (i) A restatement of the Corporation’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), or (ii) an error in the calculation of the achievement of a performance goal applicable to any Covered Compensation, or in the calculation of the payout of such Covered Compensation, where, in either case, (A) the payment or award (or the vesting of such award) of Covered Compensation was predicated upon the achievement of financial results or such performance goals, and (B) a lower payment or award would have been made to a Covered Executive (or lesser or no vesting would have occurred with respect to such award) based upon the restated financial results or the corrected level of performance goal achievement.

b)Detrimental Conduct. The Board’s determination, in good faith and in accordance with the terms of this Policy, that a Covered Executive has engaged in one or more of the following: (i) the commission of an act of fraud or dishonesty in the course of the Covered Executive’s employment that causes material financial or reputational harm to the Corporation; (ii) improper conduct by the Covered Executive including, but not limited to, fraud, unethical conduct, falsification of the Corporation’s records, unauthorized removal of property or information of the Corporation, theft, violent acts or threats of violence, unauthorized possession of controlled substances on the property of the Corporation, conduct causing material financial or reputational harm to the Corporation, or the use of property, facilities or services of the Corporation for unauthorized or illegal purposes; (iii) the improper disclosure by the Covered Executive of proprietary, privileged or confidential information of the Corporation or breach of a fiduciary duty owed to the Corporation; (iv) the commission of a criminal act by the Covered Executive, whether or not performed in the workplace, that constitutes a felony or a crime of comparable magnitude under applicable law as determined by the Corporation in its sole discretion, or that subjects, or if generally known, would subject, the Corporation to public ridicule or embarrassment; (v) the commission of an act or omission that causes the Covered Executive or the Corporation to be in violation of federal or state securities laws, rules or regulations; (vi) the material breach of a written policy applicable to associates of the Corporation including, but not limited to, policies prohibiting sexual harassment, policies prohibiting violation of federal, state and local nondiscrimination laws and regulations and the Corporation’s Corporate Governance Guidelines or Policy of Ethical Standards for Business Conduct; (vii) material breach of any written confidentiality or restrictive covenant agreements; or (viii) any other act or omission which constitutes “cause” for termination (as such term is defined in the Covered Executive’s employment agreement and/or equity award agreements with the Corporation).

H.AMOUNTS SUBJECT TO RECOUPMENT

The Corporation, in its sole discretion, may seek to recoup the following amounts in the event of the indicated Covered Event:

a)Covered Event Described in Section 7(a). If a Covered Event described in Section 7(a) occurs, then the Corporation may seek to recoup no more than a Covered Executive’s Excess Incentive Compensation for the relevant period.

b)Covered Event Described in Section 7(b). If a Covered Event described in Section 7(b) occurs, then the Corporation may seek to recoup no more than a Covered Executive’s Covered Compensation for the “Recoupment Period.” The Recoupment Period shall mean the period beginning three-years prior to the date that the Board determined that a Covered Executive engaged in Detrimental Conduct and ending three years after the date that the Board determined that a Covered Executive engaged in Detrimental Conduct.

I.METHOD OF RECOUPMENT

To the extent permitted by applicable law, the Corporation may, as determined by the Board in its discretion, take any such actions as it deems necessary or appropriate if a Covered Event occurs, to recover Excess Incentive Compensation and Recoverable Compensation, as applicable, including, without limitation (and as applicable), (a) seeking recovery from a Covered Executive of Excess Incentive Compensation and Recoverable Compensation, (b) cancellation of any vested or unvested Covered Compensation awards granted to a Covered Executive not paid or otherwise settled prior to the date of determination, (c) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based Covered Compensation awards, (d) seeking recovery of any Covered Compensation that was previously paid to such Covered Executive, (e) offsetting, withholding or eliminating any form of compensation that could be paid or awarded to the Covered Executive after the date of determination, or (f) taking any other remedial and recovery action permitted by law, as determined by the Board. In addition, the Board may authorize legal action for breach of fiduciary duty or other violation of law and/or take such other action to enforce the Covered Executive’s obligations to the Corporation, as the Board deems appropriate.
In each such instance, in determining what actions to take, the Board will take into account any factors that it considers appropriate or relevant. Generally, this review would include consideration of (in each case, to the extent applicable):

a)the Board’s view of the type or amount of Covered Compensation that would have been paid or awarded to the Covered Executive had the financial results been properly reported or the level of performance goal achievement correctly calculated;
b)the nature of the Covered Event;
c)the conduct of the Covered Executive in connection with the Covered Event;
d)whether the assertion of a claim against the Covered Executive could prejudice the Corporation’s overall interests;
e)whether other penalties or punishments are being imposed on the Covered Executive in relation to the Covered Event, including by third parties such as regulators or other authorities (provided, that the Board’s power to determine appropriate sanctions is in addition to, and not in replacement of, sanctions imposed by such entities);
f)whether it would be impracticable to seek to recover the Covered Compensation (i.e., whether the expense paid to a third party to assist in enforcement would exceed the amount to be recovered, or whether the recovery would violate home country law);
g)the tax treatment of the recovery and related matters; and
h)any other facts and circumstances that the Board deems relevant.

J.AMENDMENT OR TERMINATION

The Board may amend, modify, or terminate this Policy in whole or in part at any time and from time to time in its sole discretion.

K.POLICY NOT EXCLUSIVE

Nothing in this Policy will limit or restrict (a) the Corporation from providing for forfeiture or repayment of any amount of executive compensation under circumstances not described herein, or (b) the Corporation’s right to take any action with respect to any Covered Executive’s (or any other person’s) employment. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Corporation pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Corporation.

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